EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Citizens, Inc. for the registration of 30,000,000 shares of Class A common stock and to the incorporation by reference therein of our reports dated March 12, 2012, with respect to the consolidated financial statements and schedules of Citizens, Inc., and the effectiveness of internal control over financial reporting of Citizens, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

December 21, 2012